Exhibit 5.1

March 9, 2001

New Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Re:  New Ceridian Corporation
Registration Statement on Form S-8

Dear Sir or Madam:

    In my capacity as Vice President, Associate General Counsel and Deputy Secretary to New Ceridian Corporation, a Delaware corporation (the "Company"), I am acting as counsel in connection with the registration by the Company of: (a) 1,000,000 shares (collectively, the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of the Company, and (b) an indeterminate amount of plan interests (the "Interests") issuable under the Company's Savings and Investment Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 9, 2001 (the "Registration Statement"). I understand that it is the Company's intention that the Shares will be purchased by the Plan Trustee on the open market.

    In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

    Based on the foregoing, I advise you that in my opinion that:

1.
The Shares that are being registered by the Company under the Registration Statement pursuant to the Plan referred to in the Registration Statement shall not constitute original issuance securities, but shall continue to be validly issued, fully paid and nonassessable after being purchased in the open market transactions.

2.
The Interests, when issued, delivered and paid for in accordance with the Plan as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,
/s/ WILLIAM E. MCDONALD
William E. McDonald
Vice President, Associate General Counsel and Deputy Secretary